Exhibit 14.1
Code Of Business Ethics
     Integrity is one of the foundational principles upon which all successful businesses are built. Our customers, suppliers, shareholders, and employees all expect our conduct to be of the highest ethical standard, every day. We believe that our Company — Alpha Natural Resources, Inc. (“Alpha” or the “Company”) and its subsidiaries — enjoy a reputation of which we can be proud and which underpins our business success. Our commitment to the highest standards of integrity begins with ensuring that everyone understands our Code of Business Ethics.
     The Company’s standards of conduct are summarized in this Code of Business Ethics (the “Code”). Simply restating these standards, however, does not lead inevitably to ethical conduct. Each of us must continue to understand, support and live by these standards to enable the Company to achieve its business objectives in strict conformity with the Code. Violations of any of the provisions of this Code may result in discipline, up to and including termination of employment.
     It is important for our employees, officers, managers and directors to know what our Company expects of them when making decisions and conducting themselves in business activities. Of all business activities involving such decisions, among the most important are the handling and use of confidential information, the avoidance of potential conflicts of interest and compliance with governmental laws, rules and regulations. Diligent observance of this Code, as well as all legal requirements, by all of our employees, officers, managers and directors is, of course, essential to the proper conduct of our business. Violation of applicable laws may not only entail serious legal sanctions but, as in the case of violation of this Code, can also lead to disciplinary actions.
CONFIDENTIAL AND PROPRIETARY INFORMATION. It is imperative that all employees, officers, managers and directors keep confidential all information about Company operations and business activities that has not been made public or that is not common knowledge among investors, competitors, customers, suppliers and others, including other employees, officers, managers or directors who do not have a valid business reason for obtaining the information.
Employees, officers, managers and directors must not disclose to others (including family members), use for themselves or others, or duplicate for themselves or others any confidential information about the Company or its customers which he or she has originated or acquired in connection with employment or service to the Company. In addition, employees should not attempt to obtain or learn confidential information that they do not need to know unless it relates to performing their own employment duties. This non-disclosure obligation not only applies to employees, officers, managers and directors during their period of employment or service, but also after termination of employment or service or retirement. If an employee, officer, manager or director believes it is appropriate for business reasons, or required by law or regulation, to disclose or use confidential information outside the Company, such person should first contact the General Counsel and, if necessary, discuss the proper protective measures. Any employee, officer, manager or director who questions whether information he or she originates or acquires is confidential has a responsibility to determine its classification by asking his or her immediate supervisor or Company legal counsel. This obligation is in addition to contractual obligations an employee, officer, manager or director may have under any employment agreement or other arrangement.

All Company documents, records, memoranda, emails and other written materials (and all copies) are solely the Company’s property and must be returned immediately to the Company upon termination of employment.
It is not possible to list all the types of information that must be treated as confidential. The following are examples of confidential information to assist in observing this important policy:
•	Information about contractual arrangements and other business dealings between suppliers, contractors or customers that has not been publicly disclosed by management.
•	Information about other Company transactions, including proposed transactions such as acquisitions or dispositions of stock or assets, which have not been publicly disclosed by management.
•	Financial, accounting and cost information about the Company that has not been publicly disclosed by management.
•	Information that reveals the Company’s plans and strategies that have not been publicly disclosed by management.
Employees, officers, managers and directors should be guided by the general principle that the Company considers confidential any information that is not officially disclosed or publicly known and which might be useful to or desired by others for any reason, such as using the information to compete against Alpha or any of its subsidiaries. Officially disclosed information is considered to be that which is contained in official reports, news releases and other forms of communication that have been released by management to the public through established communication channels.
In addition to the general requirement that employees, officers, managers and directors protect the confidential information of the Company, it is important that such persons also recognize that other companies regard their confidential information as extremely valuable as well. Therefore, if the Company executes a confidentiality agreement with a third party regarding confidential information with respect to that third party to be disclosed to the Company, all employees, officers, managers and directors of the Company are expected to honor the terms of such agreement.
Any technical innovations, discoveries, system designs, or technical enhancements that an employee designs or conceives while at Alpha are the sole property of Alpha. The employee must disclose such discoveries and innovations at Alpha.
CONFLICTS OF INTEREST. All employees, officers, managers and directors should avoid any investments, business interests or other associations, relationships or activities of which they are aware (“Business Interests”) that interfere with or influence, or even appear to interfere with or influence, their objective judgment in furtherance of their responsibility to act in the Company’s best interests. A conflict of interest arises when an employee’s, officer’s, manager’s or director’s judgment in acting on the Company’s behalf is or may be influenced by an actual or potential personal benefit for the employee, officer, manager or director, or a member of the employee’s, officer’s, manager’s or director’s family or household, from a Business Interest unless such conflict of interest is disclosed to the Company as provided herein and approved in accordance with Company procedures. The benefits may be direct or indirect, financial or non-financial, through family connections, personal associations or otherwise.

It is not possible to describe all the circumstances where a conflict of interest involving an employee, officer, manager, director or a member of his or her family or household exists or may exist. Except as otherwise contemplated by this Code, the following may be a conflict of interest:
•	Owning an interest in the business of a supplier, competitor or customer.
•	Acting as a consultant, employee, officer, manager or director for a supplier, competitor or customer.
•	Competing with, or aiding others in competing with, the Company in connection with the purchase, sale or other disposition of its property or products, or in connection with the Company’s provision of products or services.
•	Acting on behalf of the Company in any transaction with any supplier, competitor or customer in which a member of one’s family or household is a principal, officer or representative.
•	Receiving loans or guarantees of obligations from any supplier, competitor or customer.
These examples are given only to guide employees, officers, managers and directors in making judgments about such conflicts. If any employee, officer, manager or director finds himself or herself in a situation where a conflict of interest exists or may exist, he or she should immediately bring the matter to the attention of his or her supervisor, who will be responsible for contacting the Company’s General Counsel or other Company legal counsel for appropriate guidance.
The Board of Directors has determined that any Business Interests that the Board of Directors (or any committee thereof) of the Company (or any predecessor) has previously approved or waived do not constitute a prohibited conflict of interest and are permitted under this Code.
ACCEPTANCE OF PAYMENTS. No employee, officer, manager or director shall directly or indirectly seek or accept any payments, fees, services or other gratuities (irrespective of size or amount) outside the normal course of the employee’s, officer’s, manager’s or director’s business duties from any person, company or organization which does or seeks to do business with the Company. Gifts of cash or cash equivalents of any amount are strictly prohibited. It is not inappropriate under this policy to be the recipient of common courtesies, sales promotional items of small value, occasional meals or reasonable entertainment appropriate to a business relationship and associated with business discussions. However, there’s always a risk that a business associate may try to “buy your favor”, a nice way of saying bribery. Any bribe or improper payment is prohibited. In addition to cash payments, bribes include kickbacks or kickback schemes, unexplained rebates, and payments for other disguised allowance or expenses. Questions as to the appropriateness or legality of any such favor or courtesy should be reviewed by an immediate supervisor in advance of the receipt of the courtesy.
BUSINESS ENTERTAINMENT. It is the Company’s policy that all solicitations of or dealings with suppliers, customers or others doing or seeking to do business with the Company shall be conducted solely on a basis that reflects both the Company’s best business interests and its high ethical standards. Providing common courtesies, entertainment and occasional meals for potential or actual suppliers, customers or others involved with aspects of the Company’s business in a manner appropriate to the business relationship and associated with business discussions is permitted, provided expenses in this connection are appropriate, reasonable and lawful.

POLITICAL CONTRIBUTIONS. There are three basic tenets in the matter of business and personal political contributions and actions.
First, the Company unequivocally forbids the use of Company funds, resources or property for the support of political parties or political candidates for any office unless approved in advance by the Company’s Chief Executive Officer, the Company’s General Counsel or their designee.
Second, equally contrary to this Code is any pressure, direct or implied, that infringes upon the right of any employee, officer, manager or director to decide whether, to whom, and in what amount he or she will make a personal political contribution or render personal services to individual candidates or political committees where permitted by applicable laws. Employees, officers, managers and directors are free to endorse, advocate, contribute to, or otherwise support any political party, candidate, or cause they may choose. However, in personal public political statements, references to an employee’s, officer’s, manager’s or director’s affiliation with the Company should be avoided, and in any personal political activity it must be clear that the employee, officer, manager or director is not acting on behalf of or using the resources of the Company.
Third, the Company seeks the resolution of regulatory and political issues affecting its interests solely on the basis of the merits involved.
CITIZENSHIP. Our Company also has special responsibilities to be a good citizen in the communities in which we operate. We are sensitive to the economic role we play in those communities, and we encourage employees, officers, managers and directors to take an active personal role in organizations dedicated to public service.
COMPANY FUNDS AND ASSETS. Each employee, officer, manager and director is personally accountable for Company funds or assets over which he or she has control. All employees, officers, managers and directors should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability and therefore the Company’s assets should be used for legitimate business purposes.
Anyone spending Company money, or personal money that will be reimbursed, should always be sure the Company receives good value in return.
Anyone approving or certifying the correctness of a voucher or bill should have reasonable knowledge that the purchases and amounts are proper.
Anyone responsible for the handling of Company assets, as well as associated records and materials, is accountable for their safekeeping. In addition to cash, property and equipment, assets include checks and items such as Company credit cards.
Fraud, or the act or intent to cheat, trick, steal, deceive, or lie, is both dishonest and, in most cases, criminal. Intentional acts of fraud are subject to strict disciplinary action, including dismissal and possible civil and/or criminal action. It is important to understand what fraud can entail, so you can recognize it and avoid mistakes. Some examples include submitting false expense reports, forging or altering checks, misappropriating assets or misusing company property, unauthorized handling or reporting of transactions, or making an entry on Company records or financial statements that is not accurate and in accordance with proper accounting standards. Any fraudulent activity that violates applicable law or Company policy may result in disciplinary action, including discharge and/or disclosure to appropriate law enforcement officials.
COMPANY PROPERTY. Protection of Company property and services is vital to our business. How well we prevent their fraudulent or negligent misuse or theft affects the rates our customers pay for products and services and will ultimately affect the success of the Company. Company property must not be used for improper personal benefit or any other improper purpose. It should not be sold, loaned, given away or otherwise disposed of, regardless of condition or value, except with proper authorization.
COMPUTER USE. The computer systems of the Company (including, but not limited to, the desk-top and laptop computer equipment; hard drives; printers, peripherals; software and operating systems; and network and/or internet-related accounts providing electronic mail, access to the Internet, newsgroup access, and/or file-transfer capabilities) are the property of the Company and are to be used for the business purposes of the Company. Like any record, the information in any computer-related file is Company property and should be treated and protected like any other piece of Company property or Company record. The computer or communication systems of the Company should not be used to commit any illegal act or to download, transmit, or receive sexually explicit or other offensive material. In addition, the Code prohibits employees from providing confidential information about the Company or its securities to the public. This policy also prohibits employees from posting opinions, messages or other information about the Company or its securities in internet “chat rooms” or otherwise publicly disclosing such information. If you see a comment or posting of concern, you are encouraged to bring it to the attention of the Company’s General Counsel. In addition, the Company has the right to inspect the contents on all Company owned or leased computer equipment. Any activity that violates applicable law or Company policy may result in disciplinary action, including discharge and/or disclosure to appropriate law enforcement officials.
Any computer software utilized by the Company or its employees will be used in accordance with terms of any applicable software license or agreement. In general, the only software that should be loaded on your computer is that which the Company has approved and purchased. Illegal duplication or use of software can subject both the Company and the employee using the software to significant fines (civil and criminal) and legal action.
VIOLATIONS OF LAW OR ILLEGAL ACTIVITY. The Company prides itself in conducting its business in a manner that does not violate any applicable law and ensuring that no illegal or immoral activity is conducted on property owned, controlled or used by the Company. The employees, officers, managers and directors owe a duty to the Company to see that all laws are complied with and no illegal or immoral activity is conducted on its property. Any violation of law could result in disciplinary action or termination. Employees could also be terminated for (i) failure to report a violation of law or the Code, (ii) failure to cooperate in an investigation of violations, (iii) retaliation against another employee for reporting any violation or (iv) failure to effectively monitor actions of subordinates.
The sale of goods and services to the U.S. government is heavily regulated. Company employees involved in sales to government customers must take the necessary steps to ensure that all government related transactions and relationships comply with applicable laws and regulations. In addition, it is Company policy to cooperate with all reasonable requests concerning Company operations from governmental authorities. If an employee is unclear about the appropriate procedures in responding to such requests, notify the General Counsel immediately and wait for instructions before proceeding.

Company policy and the law forbid the purchase or sale of Company securities by an employee, officer, manager or director or by any others who learn material information from him or her, if such material information is not generally available to the public. “Material information” is any information that a reasonable investor would consider important in deciding whether to buy, sell or hold securities. Such insider trading is both illegal and unethical. The Company has adopted a policy against insider trading and tipping that is designed to promote compliance with securities laws and to protect the Company as well as Company representatives from the very serious liability and penalties that can result from violations of these laws. Contact the General Counsel to obtain the full text of the Company’s Insider Trading Policy.
In addition, the Company’s directors and executive officers are subject to reporting requirements and short-swing profits liability under the U.S. Securities Exchange Act of 1934, as amended. Directors and executive officers will be responsible for filing related reports in a timely and accurate manner.
These policies are designed to help employees avoid the inadvertent disclosure of information or illegal securities trades. Any questions concerning the Company’s policy, the law governing insider trading or directors’ and executive officers’ reporting obligations should be referred to the Company’s General Counsel.
COMPANY RECORDS. Accurate, timely financial records provide the core information that is necessary to manage our business. Company business records must always be prepared accurately and reliably. They are of critical importance in meeting our financial, legal and management obligations to our shareholders and the general public at large. Records must be maintained to comply with applicable statutory, regulatory or contractual requirements, as well as those pursuant to prudent business practices.
Records are to be kept in accordance with accepted accounting rules and controls at all times, fully and accurately reflecting all transactions, and follow effective internal controls, including procedures to protect the Company’s assets. No unrecorded or undisclosed corporate account, fund or asset may be maintained. No false or misleading entry, record or report may be made or permitted to go uncorrected. Mistakes should never be covered up, but should be immediately disclosed in full and corrected. No employee should rationalize or even consider misrepresenting facts or falsifying records.
All reports, vouchers, bills, payroll and service records, measurement and performance records, and other essential data must be prepared with care and honesty. All business transactions must be properly authorized as well as completely and accurately recorded on the Company’s books. Procedures for doing so must comply with the Company’s financial policies, as well as follow generally accepted accounting practices.
Misapplication or improper use of corporate or customers’ funds or property, or false entry to records by employees or others, must be reported to the Company’s General Counsel. Any such behavior may result in disciplinary action, up to and including termination.
Records containing personal data about employees, officers and directors are confidential. They are to be carefully safeguarded and kept current, relevant and accurate. They should be disclosed only to authorized personnel and in accordance with lawful process. Financial information can be made available outside the Company only with proper prior authorization.
Employees, officers, managers and directors must comply with the Company’s policy concerning the retention, storage, retrieval and destruction of records. Of particular concern are records that are potentially relevant to a violation of law or any litigation or any pending, threatened or foreseeable government investigation or proceeding. Destruction or falsification of any document that is potentially relevant to a violation of law or a government investigation may lead to prosecution. Employees can contact the Company’s General Counsel for specific information on record retention.
DISCLOSURE POLICY. It is the Company’s policy to provide full, fair, accurate, timely and understandable disclosure in all documents required to be filed, if applicable, with or submitted to the Securities and Exchange Commission and all other public communications. The Company expects employees, officers, managers and directors to act in a manner that supports this policy. The Company will endeavor to implement the necessary systems, procedures and controls to ensure that this policy is strictly followed. These procedures will include the formation of a Disclosure Control Policy administered by a Disclosure Committee. The goal of the Company’s Disclosure Control Policy is to provide that all disclosures made by the Company or its subsidiaries to the Securities and Exchange Commission, the Company’s security holders or the investment community would be accurate and complete and fairly present the Company’s and its subsidiaries’ financial condition and results of operations in all material respects on a timely basis as required by applicable laws and security listing requirements.
PUBLIC STATEMENTS AND RESPONSES TO INQUIRIES. The Company encourages participation by its employees in industry forums as well as civic, community, and political affairs. However, various legal and regulatory restrictions may be applicable to both the content and the timing of any public positions taken by employees. Prior to accepting any invitation to speak, submit articles or papers, or to give other presentations in any public forum, an employee must first receive approval from his or her direct supervisor. The supervisor, in turn, must seek written approval from the General Counsel who will ensure the proposed subject matter and timing is appropriate. Drafts of proposed speeches, articles and other presentations must be submitted to the General Counsel for approval before submittal or use. These materials must be submitted for approval at least two weeks prior to the submittal deadline, or the actual presentation date, whichever comes first.
All proposed press releases, advertisements, submittals of Company information to third party publications and other materials which may be printed or otherwise attributable to the Company are to be submitted to the General Counsel and the director of investor relations before release. These individuals will ensure that other necessary internal approvals have been obtained, and these are the only employees of the Company authorized to release such materials for publication.
Any inquiry to the Company from trade publications, newspapers, radio and television or other media, financial analysts and current or potential investors, must be referred to the director of investor relations for response.
IMPROPER PAYMENTS. No employee, officer, manager or director will make, or cause to be made, any improper payment or offer any improper inducement to any actual or potential customer or to an intermediary as a bribe, kickback or similar payment which is directly or indirectly for the benefit of any individual (including any government official), company or organization in any country, and which is designed, directly or indirectly, to secure favored treatment for the Company. Under laws in a number of jurisdictions, it is a crime, punishable by imprisonment and substantial fines, to make payments of this kind to government officials. The Company’s policy, however, is broader in scope and is intended to apply regardless of whether the payment or use is lawful under the laws of a particular country. It is important that any questions about this policy be discussed with the Company’s General Counsel before any payment is made which may be viewed as a possible violation of this policy.

ANTITRUST COMPLIANCE. The Company requires its employees, officers, managers and directors to engage in fair competition and to comply fully with all antitrust laws. Except in limited circumstances (which must be first reviewed with Company legal counsel), these laws severely restrict or prohibit anticompetitive activities such as entering into written or oral agreements to: fix, control or influence prices; boycott specific suppliers or customers; restrain trade by colluding with customers to allocate products or markets; or control trade by limiting the production of products or the delivery of services. In light of the foregoing, the Company has adopted an Antitrust Compliance Policy which includes an overview of the United States antitrust laws, and general guidance and restrictions on employees, officers, managers, and directors of the Company with respect thereto. The Board of Directors is vested with the authority to enforce the Antitrust Compliance Policy and, subject to the Board of Directors’ supervision, has authorized the General Counsel to monitor compliance. A copy of the Antitrust Compliance Policy can be found on the Company’s web page or obtained from the General Counsel. It is important that any questions about this policy be discussed with the General Counsel.
ENVIRONMENTAL COMPLIANCE. The Company is committed to operating in an environmentally responsible manner. It is the Company’s policy to continually strive to improve compliance with environmental laws and regulations, to place primary responsibility for compliance with environmental laws with operations management and to encourage employee involvement in implementing this policy and reporting any suspected environmental problems.
EMPLOYEE SAFETY. Having a safe workplace is one of the most important benefits we offer to our employees and their families. The Company has established and is committed to maintain programs designed to protect the health and safety of our employees’ safety, including preventing illness or injury to our employees and other persons on Company property, including by rigorously adhering to established safety procedures, following safety practices, avoiding short cuts, and following the Running Right principles.
These programs are structured to comply with applicable law. Employees are obligated to support the Company’s commitment to health and safety by fully complying with the letter and spirit of health and safety laws and regulations and all of the related Company policies. Each employee is encouraged to report any health and safety concerns to his or her supervisor.
FAIR DEALING. Each employee, officer, manager and director should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and employees. No employee, officer, manager or director should take unfair advantage of anyone through manipulation, concealment, misuse of privileged or proprietary information, misrepresentation of material facts, or any other intentional unfair-dealing practice.
CORPORATE OPPORTUNITIES. Employees, officers, managers and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of Company property, information, or position for improper personal gain. In addition, employees, officers, managers and directors are prohibited from using Company property, information or their position for personal gain or competing with the Company. Employees, officers, managers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.
DUTY TO REPORT VIOLATIONS OF LAW, REGULATIONS OR THE CODE. Each employee, officer, manager and director is responsible for promptly bringing to the Company’s attention any circumstances which he or she believes in good faith may constitute a violation of applicable law, regulations or this Code. The Company considers that failure to discharge this responsibility may be as serious as the violation itself. Employees, officers, managers and directors are encouraged and required to raise any concern about risks to the Company before these risks become actual problems.
Employees, officers, managers, directors and other persons should report apparent violations of this Code directly to a member of management, the General Counsel at (276) 619-4410, any member of the Internal Audit Department or, if they prefer, to the Company’s ethics hotline by calling (866) 259-2480 (a toll-free service that is available 24 hours a day, 365 days of the year). Although it may be impossible in certain circumstances to keep an employee’s identity confidential the Company will strive to take every action practicable to maintain confidentiality for any employee reporting a violation. The Company will not allow retaliation for reports made in good faith. The Board of Directors’ Audit Committee has established a process described below that permits persons to submit concerns regarding questionable accounting or auditing matters to the Audit Committee.
REPORTING QUESTIONABLE ACCOUNTING OR AUDITING MATTERS. Outside parties, including stockholders, who wish to submit concerns about the Company’s accounting, financial reporting, internal accounting controls and/or auditing matters (“Accounting Matters”) to the attention of the Audit Committee, may write to the chairman of the Audit Committee, in care of the Company’s General Counsel. Additional details on the Company’s procedure to report Accounting Matters can be found in the Company’s Procedures for Submission of Concerns Regarding Accounting or Auditing Matters, available on the Company’s web page and from the General Counsel.
The Company has established a separate procedure which allows employees to submit concerns about the Company’s Accounting Matters, openly, confidentially or anonymously. The Audit Committee of the Board of Directors is responsible for addressing any Accounting Matters. The Audit Committee has authorized the retention of an outside, third-party vendor, Shareholder.com, to which concerns regarding Accounting Matters may be reported. Individuals wishing to submit concerns about Accounting Matters can contact Shareholder.com toll-free, at (866) 259-2480, via email at anr@openboard.info or via the internet at http://www.openboard.info/anr.
The process outlined above permits employees to notify the Company of Accounting Matters on an anonymous basis. A reporting employee’s identity will be kept confidential to the extent possible in connection with the investigation except as otherwise required under applicable law. Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee. Additional details on the Company’s procedure to report Accounting Matters can be found in the Company’s Procedures for Submission of Concerns Regarding Accounting or Auditing Matters, available on the Company’s web page and from the General Counsel.
The Company will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee with respect to good faith reporting of complaints regarding Accounting Matters or otherwise as specified in the Sarbanes-Oxley Act of 2002. However, employees who file reports or provide evidence which they know to be false or without a reasonable belief in the truth and accuracy of such information will not be protected by the above policy statement and may be subject to disciplinary action, including termination of employment. In addition, the reporting of a violation of this Code which implicates the reporting employee will not protect the reporting employee from disciplinary action for his or her own violation of this Code.

“AT WILL” EMPLOYMENT. This Code does not, nor is it intended to, contain contractual promises or constitute a contract of employment. Employees who are “at-will” employees will remain so after adoption of this Code. This means that, subject to any written contracts of employment, any employee may terminate employment at any time for any reason, and that the Company and its subsidiaries may terminate any employee’s employment at any time for any non-discriminatory reason.
COMPLIANCE; WAIVERS OF THIS CODE. The Audit Committee is responsible for monitoring developments applicable to this Code and may make such changes to the Code as may be appropriate. In addition, the Audit Committee reports regularly to the full Board of Directors with respect to issues that arise with respect to the Company’s compliance with legal or regulatory requirements, including the risk of criminal conduct. The Human Resources department is responsible for reviewing the day-to-day compliance by all employees with this Code and all other Human Resources policies and the issuance of related procedures regarding compliance. The General Counsel reports regularly to the Company’s Audit Committee and the Board of Directors regarding employees’ compliance with the Code and the overall effectiveness of the Code. The General Counsel, in coordination with the Human Resources department, will establish appropriate internal training programs concerning compliance and ethics matters for the Company’s directors, officers and other high-level personnel, as well as employees and agents of the Company.
Any waiver of this Code for executive officers, financial officers, managers or directors may be made only by the Board of Directors of Alpha Natural Resources, Inc. or a committee designated by the Board of Directors and will, if applicable, be promptly disclosed as required by applicable law or stock exchange regulation.
ANNUAL QUESTIONNAIRE. The Company requires that selected employees, officers, managers and directors complete an annual questionnaire designed to elicit information and to provide further guidance as to compliance with many of the policies referred to in this Code. After review of these questionnaires, a report is made to the Company’s Chief Executive Officer and the Audit Committee of the Board of Directors.
APPLICATION OF CODE — QUESTIONS AND INTERPRETATIONS. This Code does not constitute a comprehensive explanation of all laws and regulations applicable to the Company and the covered persons and does not include all of the Company’s applicable employment policies. Company employees, officers, managers and directors may have questions regarding the application of the Code, applicable law or other policies of the Company in particular situations. All employees, officers, managers and directors are responsible for seeking guidance in case of any question or doubt. For this purpose, inquiries should be directed to the Company’s General Counsel by calling (276) 619-4410.
Adopted July 31, 2009